Red Trail Energy
PO Box 11, 3682 Hwy 8 S, Richardton, ND 58652

RED TRAIL REPORT

3rd Quarter 2018



Gerald Bachmeier
CEO

Our fiscal year is already three quarters complete and it seems like just yesterday we filed the 10-K for our 2017 fiscal year and held our annual meeting. I would like to thank everyone that took the time to attend the annual meeting. For those that were unable to attend, Mike Appert and William Price were reelected to the Board of Governors for three-year terms.

I would like to take this time to recap our 2018 fiscal year. As the fiscal year began we experienced, during our first quarter of operations, the lowest ethanol prices since 2005. Prices rebounded some during our second quarter but then declined again slightly in our third quarter. Please refer to the financial report on page three of the newsletter for a financial update.

Although mother nature has given us a great start to the 2018 crop year with much needed moisture, it has also brought to light one of our weakness, electrical power supply. With all of the thunderstorms in the area we have experienced seventeen power outages to date. To address this we have been in contact with our local cooperative and working with them on a solution. We are also looking at co-generation with standby natural gas reciprocating engines to give us a predictable power supply and reduce our downtime.

Along with that we are continuing to research ways to improve plant operations. We have completed upgrades to the centrifuge and added a forth hammer mill. We have also implemented some piping changes to decrease our energy consumption, along with process controls to increase run time.

Another project we are working on is our rail yard upgrade. We have seen an increase in demand for space with the rebound of the Bakken oil field. We look for this to potentially bring in another revenue stream for our members.

Lastly I wanted to update you on the our Carbon Capture and Storage project. We have finished our second round of grant research and are looking at Phase III. Now that the parameters have changed for the Q-45 tax bill this project looks very favorable, but we want to caution everyone that there is still some research that needs to be completed.

In this year of midterm elections with our industry constantly defending the Renewable Fuel Standard (RFS) it is important for every member of RTE to contact their candidate of choice and find out where they stand on the important issues facing our industry.

With EPA Administrator Pruitt, who has now resigned, issuing small refinery waivers that have cut ethanol demand by more than 1.5 to 1.8 billion gallons, it is essential that you contact our legislators and inform them that the EPA must; 1) stop issuing waivers; 2) compensate the RVO loss with higher blend targets; 3) allocate the lost obligation to other large-scale biofuels blenders; 4) resolve the Reid Vapor Pressure situation. Resolving this seasonal limitation would allow for an estimated one billion additional gallons of ethanol into the market.

As always we thank you for continued support. If you have any questions feel free to email or call.

North Dakota's Congressional Delegates

Senator John Hoeven

Washington D.C. Office

338 Russell Senate Office Building

Washington DC, 20510

Phone: 202-224-2551 Fax: 202-228-5112

Senator Heidi Heitkamp

Washington D.C. Office

SH-516 Hart Senate Office Building

Washington, DC 20510

Phone: 202-224-2043 Fax: 202-224-7776

Representative Kevin Cramer

Washington, D.C. Office

1717 Longworth House Office Building

Washington, DC 20515

Phone: 202-225-2611 Fax: 202-226-0893

North Dakota Agriculture Commissioner

Doug Goehring

600 E Boulevard Ave Dept 602

Bismarck, ND 58505-0020

Phone: 701-328-4754 Fax: 701-328-4567

Contribute to the ND Ethanol Producers Association Political Action Committee

The NDEPA PAC makes contributions to state and federal political candidates who are advocates for ND's ethanol industry. With an election year upon us, your contributions would be greatly appreciated. Mail contributions to:
NDEPA PAC
PO Box 1091
Bismarck ND 58502

Questions or Comments?

Email us at: **info@redtrailenergy.com**
Or call: **701-974-3308**

The Mission of Red Trail Energy is to create economic benefit for our investors, local communities, and the state of North Dakota by converting our natural resources and regional corn production into ethanol and beneficial coproducts.

Red Trail Energy, LLC • 3682 Hwy 8 South • PO Box 11 • Richardton, ND 58652
Phone: 701-974-3308 • Grains Line: 701-974-3880 • Fax: 701-974-3309

FINANCIALS

Financial Report



Jodi Johnson
CFO

RTE has filed the 10-Q for the third quarter of our 2018 fiscal year. As you can see below our 2018 fiscal year has not been as profitable as our 2017 fiscal year. This is due to the decline in ethanol price during our 2018 fiscal year.

The average price of ethanol decreased $0.14 per gallon. This equates to a $6.7 million decrease in revenues. This decrease was partially offset by an increase in distiller's revenue as the average price of DDGs and MDGs increased. These factors lead to an overall decrease in revenues of $4.4 million. Cost of goods sold and general and administrative expenses remained fairly consistent between the two fiscal years leaving a net loss for the 2018 fiscal year of $500,000 versus the net income of $4.2 million in our 2017 fiscal year.

Total assets on the balance sheet remained fairly consistent between the 2017 and 2018 fiscal years while liabilities have increased pretty significantly due to the RTE's current corn procurement program. RTE had a significant number of basis contracts waiting to be paid. We will see this number decrease significantly as these contracts are paid during our fourth quarter. Finally, member's equity has decreased due to the net loss and the distribution that was paid during the second quarter.

Additional information about the Company's 2018 fiscal year performance can be accessed via a link to the SEC's website under the Investors tab on Red Trail Energy's website.

Statements of Operations	For the nine months ended June 30, 2018 (unaudited)	%	For the nine months ended June 30, 2017 (audited)	%
Revenues	$81,216,304	100.00%	$85,616,060	100.00%
Gross Profit (Loss)	$1,038,814	1.28%	$5,469,815	6.39%
Net Income (Loss)	($500,233)	(0.62%)	$4,209,916	4.92%
Net Income/(Loss) Per unit— Basic	($0.01)		$0.10	
Average Units Outstanding—Basic	41,321,485		41,451,005	

Balance Sheets	June 30, 2018 (unaudited)	September 30, 2017 (audited)
Total Assets	$82,521,165	$80,702,120
Total Liabilities	$13,562,792	$7,023,359
Members Equity	$68,958,373	$73,678,761
Book Value per Unit	$1.72	$1.78
Debt to equity ratio	0.20	0.10

Have you moved?

Please email or call us with any address/phone number changes.

Are you a snowbird? Please give us your temporary address as well.

Contact Stacy at (701) 974-3308 ext. 103 or send her an email at stacy@redtrailenergy.com.

Red Trail Energy LLC
PO Box 11
3682 HWY 8 South
Richardton, ND 58652

